Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 20, 2004, relating to the financial statements and financial highlights which appear in the June 30, 2004 Annual Report to Shareholders of JPMorgan Liquid Assets Money Market Fund, JPMorgan U.S. Government Money Market Fund and JPMorgan Municipal Money Market Fund (formerly One Group Prime Money Market Fund, One Group Government Money Market Fund and One Group Municipal Money Market Fund, respectively), which are incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Experts” and “Financial Statements” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

Chicago, IL

May 13, 2005